Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

LEVI STRAUSS & CO.

EXCESS BENEFIT RESTORATION PLAN

AS AMENDED AND RESTATED

SECTION 1 - PREAMBLE

On November 29, 1976, Levi Strauss & Co. (the “Company”) established the Levi Strauss & Co. Benefit Restoration Plan (the “Plan”). The Company intended the Levi Strauss & Co. Benefit Restoration Plan to restore benefits under the Company’s tax-qualified employee retirement benefit plans to the extent such benefits were reduced due to the limits of Section 415 of the Internal Revenue Code of 1954, as amended. The Company intended the Levi Strauss & Co. Benefit Restoration Plan to be an “excess benefit plan” as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “Top Hat Plan”), as described in Section 401(a)(1) of ERISA. Effective November 27, 1989, the Company amended and restated the Levi Strauss & Co. Benefit Restoration Plan and renamed it the Levi Strauss Associates Inc. Excess Benefit Restoration Plan. The Company amended the Plan from time to time thereafter, and renamed it the Levi Strauss & Co. Excess Benefit Restoration Plan.

By this instrument, the Company hereby amends and restates the Plan to: (i) incorporate all of the amendments to the Plan that the Company adopted since November 27, 1989; (ii) reflect that this Plan is intended exclusively to provide benefits in excess of those provided under the Employee Savings and Investment Plan of Levi Strauss & Co. as described in Section 4.1. This Plan describes the terms and conditions for benefits since November 27, 1989 (the “Effective Date”). The Company intends this Plan to constitute a Top Hat Plan.

SECTION 2 - DEFINITIONS

2.1 “Committee” means the Administrative Committee of Retirement Plans.

2.2 “ESIP” means the Employee Savings and Investment Plan of Levi Strauss & Co.

2.3 “Eligible Employee” means each employee of the Company or any of its subsidiaries who is eligible for the Levi Strauss & Co. Management Incentive Program.

2.4 “Participant” means an Eligible Employee who meets the requirements for participation under Section 3.

SECTION 3 - PARTICIPATION

3.1 Each individual who has an accrued benefit under the Plan on the Effective Date shall be a Participant.

3.2 Each Eligible Employee who is entitled to an allocation of contributions under Section 4.1 shall be a Participant.

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

3.3 Any individual who is otherwise deemed to be a Participant pursuant to this Section 3 may elect not to participate in the Plan by written notice to the Committee whereby he waives all present and future rights to benefits under the Plan.

3.4 Notwithstanding any provision of this Plan to the contrary, the Company may restrict participation in the Plan to the extent it deems necessary for the Plan to qualify as a Top Hat Plan.

SECTION 4 - AMOUNT OF PLAN BENEFITS

4.1 Excess Benefit. The amount of the benefit payable to or in respect of an Eligible Employee shall be the difference between the aggregate amount of contributions which would have been allocated for plan years beginning before November 26, 1990, in respect of the Eligible Employee under the ESIP without regard to the limit imposed by Section 415 of the Code, and the aggregate amount of contributions actually allocated in respect of such Eligible Employee thereunder, adjusted to reflect performance adjustments in accordance with Section 4.2 below; provided, however, that to the extent such amount would have consisted of pre-tax or post-tax employee contributions, such amount will be credited hereunder only to the extent the Eligible Employee executed a salary reduction agreement in a form suitable to the Committee. For purposes of determining performance adjustments hereunder, amounts payable pursuant to this Section 4.1 shall be deemed to be subject to the applicable performance standard as of the date such amounts would have been allocated under the ESIP but for the limit imposed by Section 415 of the Code.

4.2 Performance Adjustments. Performance adjustments with respect to benefits described in Section 4.1 above shall be determined pursuant to paragraph (a) below, except to the extent that the Committee offers, and the Participant elects, alternative measurement standards pursuant to paragraph (b) below.

(a) The performance adjustment pursuant to this paragraph (a) shall be interest, computed monthly, at a rate determined by the Committee equal to the reference rate charged for commercial loans by the Bank of America N.T. & S.A. on the last day of each such month.

(b) The Committee may, but is not required to, offer one or more measurement standards in addition to the standard described in paragraph (a) above. Such alternative measurement standards offered by the Committee may include standards which have different potential for risk and return and could result in reductions in value of the Plan benefits of a Participant who elects such standards. The determination of such standards, terms and conditions for electing such standards and receiving credits for gains and losses attributable to such standards, shall be in the sole discretion of the Committee.

4.3 Vesting. Benefits described in Section 4 shall be vested only to the same extent that such benefits would have been vested pursuant to the terms of the ESIP.

SECTION 5 - PAYMENT OF BENEFIT

5.1 Except as provided below, benefits shall be paid to the Participant, his surviving spouse or his beneficiary (as applicable) at the same time or times, in the same form, and subject to any applicable adjustments, as his benefit under the ESIP. Except as provided in Sections 5.2 and 5.3, benefits shall not be paid in the form of a single lump sum without the Committee’s express consent. If the Committee does not consent to a lump sum distribution, the Participant may elect to have the benefit paid in any other form available under the ESIP.

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

5.2 If a Participant’s employment is terminated for any reason and the present value of such Participant’s vested benefit under the Plan is $50,000 or less, such Participant’s vested benefit shall be paid in a lump sum, and such payment shall extinguish the Participant’s right to a benefit under the Plan. For purposes of this Section, the present value of the benefit of any Participant shall be determined by the Committee in a uniform and nondiscriminatory manner.

5.3 The foregoing provisions of this Section 5 notwithstanding, the Committee may allow a Participant to elect that his benefit described in Sections 4.1 be paid in any form permitted by the Committee, provided that such election is: (i) made in writing; (ii) irrevocable; and (iii) submitted to the Committee at least 12 months before the Participant’s benefit under the ESIP commences. In the event that the Participant’s benefit under such defined contribution plans commences sooner than 12 months after the Participant’s election described in the prior sentence for reasons other than the Participant’s death, such benefit shall be payable pursuant to the provisions of Section 5.1 above.

SECTION 6 - DETERMINATION OF BENEFICIARIES

With respect to any component of a benefit payable under the Plan, a Participant’s beneficiary shall be the person or persons so designated in writing by the Participant or, if no such person is so designated, the Participant’s estate.

SECTION 7 - SOURCE OF PAYMENT

All payments of benefits hereunder shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, nor other segregation of assets made, to assure such payments; provided, however, that the Company may establish a bookkeeping reserve to meet its obligations hereunder. Nothing in the Plan, nor any action taken pursuant to the provisions of the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or the Committee and any employee or other person. If any employee or other person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

SECTION 8 - ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee, which shall have full power, discretion and authority to interpret, construe and administer the Plan and any part thereof, and the Committee’s interpretation and construction thereof, and actions thereunder, shall be binding and conclusive on all persons for all purposes; provided, however, that no member of the Committee shall participate in a determination in respect of the benefit of such member or such member’s family.

SECTION 9 - AMENDMENT

The Plan may be amended, suspended or terminated, in whole or in part, by the Board of Directors of the Company, but no such action shall retroactively impair or otherwise adversely affect the rights of any person to benefits under the Plan that accrued prior to the date of such action, as determined by the Committee.

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

SECTION 10 - GENERAL PROVISIONS

10.1 The right of any Participant or other person to the payment of benefits under the Plan may not be assigned, transferred, pledged or encumbered, either voluntarily or by operation of law, except as provided in Section 6 above with respect to determination of beneficiaries, Section 11 with respect to qualified domestic relations orders, or as provided below. If any person shall attempt to, or shall, assign, transfer, pledge or encumber any amount payable hereunder, or if by reason of his bankruptcy or other event happening at any time any such payment would be made subject to his debts or liabilities, or would otherwise devolve upon anyone else and not be enjoyed by him or his beneficiary, the Committee may, in its sole discretion, terminate his interest in any such payment and direct that the same be held and applied to, or for the benefit of, such person, his spouse, children or other dependents, or any other persons deemed to be the natural objects of his bounty, or any of them, in such manner as the Committee may deem proper.

10.2 If the Committee shall find that any person to whom any payment is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to his spouse, a child, a parent, or sibling, or any other person deemed by the Committee to have incurred expenses for such person otherwise entitled to payment, in such manner and proportions as the Committee may determine. Any such payment shall be a complete discharge of the liabilities of the Company under the Plan.

10.3 The Committee shall make appropriate arrangements for satisfaction of any federal or state payroll withholding tax required upon the accrual or payment of any Plan benefits.

10.4 Neither the Plan, nor any action taken hereunder, shall be construed as giving to any employee the right to be retained in the employ of the Company or any of its subsidiaries, or as affecting the right of the Company or any of its subsidiaries to dismiss any employee.

10.5 The captions preceding the sections hereof have been inserted solely as a matter of convenience, and in no way define or limit the scope or intent of any provisions hereof.

10.6 The Plan and all rights thereunder shall be governed by, and construed in accordance with, the laws of the State of California to the extent Federal laws do not control.

10.7 Whenever used in the Plan, the masculine gender includes the feminine.

SECTION 11 - QUALIFIED DOMESTIC RELATIONS ORDER

Any other provision of this Plan notwithstanding, a Participant’s benefit under the Plan shall be payable to any “alternate payee,” as such person is defined in Section 414(p)(8) of the Code, as provided in a domestic relations order with respect to the Plan, which would constitute a qualified domestic relations order within the meaning of Section 414(p)(1)(A) of the Code, if the Plan were subject to Section 414(p) of the Code. Determinations under this Section 11, including but not limited to determination of whether an order would constitute a qualified domestic relations order, shall be made by the Committee, or its designee, in its sole discretion. The rights of any alternate payee hereunder are subject to the provisions of the Plan as administered with respect to alternate payees, and the Committee may require an alternate payee to acknowledge that his or her rights are subject to such provisions.

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Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

IN WITNESS WHEREOF, LEVI STRAUSS & CO. has caused this Plan to be executed by its duly authorized officer, as of this              day of             , 2006.

LEVI STRAUSS & CO.

By:	/s/ Fred Paulenich

Its: Senior Vice President, Worldwide Human Resources